M3Sixty Small Cap Growth Fund 485BPOS

Exhibit 99.(j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 188 to the Registration Statement on Form N-1A of the M3Sixty Small Cap Growth Fund and to the use of our report dated July 22, 2024, on the financial statements and financial highlights of the M3Sixty Small Cap Growth Fund, a series of 360 Funds. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 27, 2024